Exhibit 99.1

STEMCELLS, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

NEWARK, Calif., (March 8, 2016) – StemCells, Inc. (NASDAQ: STEM) today announced that it intends to offer and sell common stock, Series A Warrants and Series B Warrants, subject to market and other conditions, in an underwritten public offering. The common stock, Series A Warrants and Series B Warrants are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). The Company plans to file a registration statement to cover the common stock underlying the Series B warrants upon the 12-month anniversary of the issuance of the Series B warrants. StemCells intends to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures and research and development.

Maxim Group LLC is acting as sole book-running manager for the offering.

The common stock, Series A Warrants and the Series B Warrants are being offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the website of the SEC at http://www.sec.gov. Electronic copies of the preliminary prospectus also may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC platform technology (purified human neural stem cells) as a potential treatment for chronic spinal cord injury (SCI).

Certain statements contained herein, including the Company’s intention to complete the offering and the expected use of net proceeds, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated here. These forward-looking statements reflect management’s expectations as of the date of this press release and are subject to certain risks and uncertainties, including the expected gross proceeds of the offering, the expected closing date and other factors. The Company does not undertake to revise these statements to reflect subsequent developments.

CONTACT:

Greg Schiffman

StemCells, Inc.

Chief Financial Officer

(510) 456-4128

Lena Evans

Russo Partners

(212) 845-4262